Exhibit 99.1

Contact: Pamela Fink

203.356.1318 x 7454

pfink@mxenergy.com

GasKey Now a Division of MXenergy

STAMFORD, Conn. — Jan. 23, 2008 — PS Energy Group, Inc., an energy resource company and one of the pioneer retailers of natural gas in Georgia, announced today that it has sold  its natural gas division, which includes GasKey, to MXenergy, one of the largest suppliers of natural gas and electricity to homeowners and businesses in North America.

“We are pleased that MXenergy has agreed to continue to provide GasKey customers with the same degree of professionalism and service on which we have always prided ourselves,” said Livia Whisenhunt, president PS Energy Group, an Atlanta-based firm that supplied natural gas to Georgia industries a decade before deregulation allowed the company to serve Georgia retail consumers in 1998 through its division, GasKey.

GasKey customers will see no change in either their contracts or the people servicing their accounts, said Jeffrey Mayer, president and CEO of MXenergy.  “Effective immediately, GasKey’s terrific personnel will become members of our team,” he said.  “We anticipate a seamless transition.”  All GasKey rates are available on the Georgia Public Service Commission website or at www.gaskey.com.

MXenergy is already a supplier of natural gas to Georgia customers, having acquired the Shell Energy Services Company in 2006.  The company offers Georgia customers a variety of natural gas supply products, including fixed and variable priced supply as well as energy usage analysis to help business improve efficiency and reduce costs.  All rates are available on the Georgia Public Service Commission website or at www.mxenergy.com.

Mayer emphasized that all GasKey contract terms and pricing will be unchanged for the duration of existing contracts.  “With energy prices lower this year we are looking forward to renewing many of our GasKey customers at even better prices down the road,” Mayer said.

About MXenergy

MXenergy is one of the fastest growing retail natural gas and electricity suppliers in North America, serving approximately 500,000 customers in 39 utility territories in the United States and Canada. Founded in 1999 to provide natural gas and electricity to consumers in deregulated energy markets, MXenergy helps residential customers and small business owners control their energy bills by providing both fixed and variable rate plans. For more information, contact MXenergy customer care at 800.785.4373 or online at www.mxenergy.com.

About PS Energy Group, Inc.

Founded in 1985, PS Energy Group, Inc. (www.psenergy.com) is a privately-owned, Atlanta-based company that offers business, industry and government a full range of energy and transportation solutions.  The company is among the nation’s top 50 diversity-owned businesses and helps its customers meet their energy needs by providing natural gas, transportation fuels, emergency fueling and fleet management services, including etracTM, a Global Positioning System product line used for asset monitoring and vehicle tracking. PS Energy supplied natural gas to Georgia industries a decade before deregulation allowed the company to become a natural gas provider for Georgia homes and businesses in 1998 through its division, GasKey (www.gaskey.com).

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